Exhibit 99.1

FOR IMMEDIATE RELEASE
October 16, 2013

FOR ADDITIONAL INFORMATION PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS THIRD QUARTER 2013 EARNINGS

Earnings Summary
(in thousands except per share data)	3Q 2013	2Q 2013	3Q 2012	9 Months 2013	9 Months 2012
Net income	$12,653	$11,942	$10,209	$36,415	$34,310
Earnings per share	$0.81	$0.77	$0.66	$2.34	$2.22
Earnings per share - diluted	$0.81	$0.76	$0.66	$2.33	$2.21

Return on average assets	1.38%	1.31%	1.11%	1.33%	1.26%
Return on average equity	12.39%	11.76%	10.26%	11.99%	11.89%
Efficiency ratio	54.80%	55.21%	58.19%	55.89%	56.95%
Tangible common equity	9.57%	9.35%	9.22%

Dividends declared per share	$0.320	$0.315	$0.315	$0.950	$0.935
Book value per share	$26.03	$25.56	$25.38

Weighted average shares	15,594	15,565	15,491	15,566	15,450
Weighted average shares - diluted	15,688	15,641	15,555	15,647	15,501

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the third quarter 2013 of $12.7 million, or $0.81 per basic share, compared to $10.2 million, or $0.66 per basic share, earned during the third quarter 2012 and $11.9 million, or $0.77 per basic share, earned during the second quarter 2013.  Earnings for the nine months ended September 30, 2013 were $36.4 million, or $2.34 per basic share, compared to $34.3 million, or $2.22 per basic share for the nine months ended September 30, 2012.

3rd Quarter 2013 Highlights

❖
CTBI’s basic earnings per share for the quarter increased $0.15 per share from the third quarter 2012 and $0.04 per share from the second quarter 2013.  Year-to-date basic earnings per share increased $0.12 per share from prior year.

❖
Net interest income for the quarter increased 3.3% from prior year third quarter and 2.4% from prior quarter as our net interest margin increased 11 basis points and 8 basis points, respectively, for those time periods.  Average earning assets remained relatively stable from third quarter 2012 but decreased 0.6% from prior quarter.  Net interest income for the nine months ended September 30, 2013 increased 2.4% from prior year.

❖
Nonperforming loans at $42.3 million increased $8.2 million from September 30, 2012 and $0.7 million from June 30, 2013.  Nonperforming assets at $84.7 million decreased $4.9 million from September 30, 2012 but increased $0.1 million from June 30, 2013.

❖
Net loan charge-offs for the quarter ended September 30, 2013 were $1.7 million, or 0.26% of average loans annualized, compared to $2.9 million, or 0.45%, experienced for the third quarter 2012 and $3.5 million, or 0.54%, for the second quarter 2013.  Year-to-date net charge-offs were $6.6 million, or 0.34%, compared to $6.5 million, or 0.34%, for the nine months ended September 30, 2012.

❖
Our loan loss provision for the quarter decreased $0.8 million from prior year third quarter and $1.5 million from prior quarter.  Year-to-date provision expense of $7.3 million is $0.8 million higher than 2012.

❖
Our loan loss reserve as a percentage of total loans outstanding remained at 1.30% from September 30, 2012 to September 30, 2013.  Our reserve coverage (allowance for loan loss reserve to nonperforming loans) at September 30, 2013 was 80.5% compared to 97.5% at September 30, 2012 and 80.8% at June 30, 2013.

❖
Noninterest income increased 11.4% for the quarter ended September 30, 2013 compared to the same period in 2012 but decreased 9.1% from prior quarter.  Noninterest income for the nine months ended September 30, 2013 increased 9.6%.  The increase year over year in noninterest income included increases in gains on sales of loans, deposit service charges, trust revenue, loan related fees, and bank owned life insurance income, offset slightly by a decrease in securities gains; although, each of these areas saw declines quarter over quarter except deposit service charges.

❖
Noninterest expense for the quarter ended September 30, 2013 decreased 0.9% from prior year third quarter and 1.5% from prior quarter.  Noninterest expense for the nine months ended September 30, 2013 increased 2.9% from prior year.  The year over year increase from prior year resulted primarily from increases in personnel expense, data processing expense, and other real estate owned expense.  The quarter over quarter decrease is primarily due to decreased other real estate owned expense.

❖	Our loan portfolio increased $64.8 million from September 30, 2012 and $31.6 million during the quarter.

❖	Our investment portfolio increased $42.7 million from September 30, 2012 but declined $23.4 million during the quarter.

❖	Deposits, including repurchase agreements, declined $41.3 million from September 30, 2012 and $37.9 million during the quarter.

❖	Other interest bearing liabilities increased $30 million at the end of the quarter due to an FHLB advance which matured and was paid on October 2, 2013.

❖	Our tangible common equity/tangible assets ratio remains strong at 9.57%.

Net Interest Income

Net interest income for the quarter increased $1.1 million from prior year third quarter and $0.8 million from prior quarter as our net interest margin increased 11 basis points and 8 basis points, respectively.  Average earning assets remained relatively stable from third quarter 2012 but decreased 0.6% from prior quarter.  The yield on average earning assets decreased 13 basis points but increased 6 basis points for these respective time periods.  Loans represented 77.0% of our average earning assets for the quarter ended September 30, 2013 compared to 75.4% for the quarter ended September 30, 2012 and 75.6% for the quarter ended June 30, 2013.  The cost of interest bearing funds decreased 31 basis points from prior year third quarter and 2 basis points from prior quarter.  Net interest income for the nine months ended September 30, 2013 increased $2.3 million from prior year with average earning assets increasing 1.1% and our net interest margin increasing 5 basis points.

Noninterest Income

Noninterest income increased 11.4% for the quarter ended September 30, 2013 compared to the same period in 2012 but decreased 9.1% from prior quarter.  Noninterest income for the nine months ended September 30, 2013 increased 9.6%.  The increase year over year in noninterest income included increases in gains on sales of loans, deposit service charges, trust revenue, loan related fees, and bank owned life insurance income, offset slightly by a decrease in securities gains; although, each of these areas saw declines quarter over quarter except deposit service charges.  Loan related fees were impacted by a $0.3 million positive variance year over year in fair value adjustments to our mortgage servicing rights.

Noninterest Expense

Noninterest expense for the third quarter 2013 decreased 0.9% from prior year third quarter and 1.5% from prior quarter.  Noninterest expense for the nine months ended September 30, 2013 increased 2.9% from prior year.  The year over year increase from prior year resulted primarily from a $0.9 million increase in personnel expense, a $0.7 million increase in data processing expense, and a $1.2 million increase in other real estate owned expense.  The quarter over quarter decrease is primarily due to a $0.3 million decrease in other real estate owned expense.

Balance Sheet Review

CTBI’s total assets at $3.6 billion increased $2.3 million, or 0.1%, from September 30, 2012 and $5.6 million, or an annualized 0.6%, during the quarter.  Loans outstanding at September 30, 2013 were $2.6 billion, increasing $64.8 million, or 2.5%, from September 30, 2012 and $31.6 million, or an annualized 4.8%, during the quarter.  We experienced loan growth during the quarter of $22.7 million in the commercial loan portfolio, $4.8 million in the residential loan portfolio, and $4.1 million in the consumer loan portfolio.  CTBI’s investment portfolio increased $42.7 million, or 6.9%, from September 30, 2012 but decreased $23.4 million, or an annualized 13.5%, during the quarter.  Deposits, including repurchase agreements, at $3.1 billion decreased $41.3 million, or 1.3%, from September 30, 2012 and $37.9 million, or an annualized 4.8%, from prior quarter.  Deposits in other banks declined $22.8 million during the quarter and $107.1 million from September 30, 2012 as a result of loan growth and a decline in deposits.  Other interest bearing liabilities increased $30 million at the end of the quarter due to an FHLB advance which matured and was paid on October 2, 2013.

Shareholders’ equity at September 30, 2013 was $408.7 million compared to $396.1 million at September 30, 2012 and $400.3 million at June 30, 2013.  CTBI’s annualized dividend yield to shareholders as of September 30, 2013 was 3.15%.

Asset Quality

CTBI’s total nonperforming loans were $42.3 million at September 30, 2013, a 24.2% increase from the $34.0 million at September 30, 2012 and a 1.7% increase from the $41.6 million at June 30, 2013.  The increase for the quarter included a $2.6 million increase in the 90+ days past due category partially offset by a $1.9 million decrease in nonaccrual loans.  Loans 30-89 days past due at $23.3 million is an increase of $1.7 million from September 30, 2012 and $6.8 million from June 30, 2013.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at September 30, 2013 totaled $63.3 million, compared to $60.9 million at September 30, 2012 and $63.4 million at June 30, 2013.

Our level of foreclosed properties at $42.5 million at September 30, 2013 was a decrease from $55.6 million at September 30, 2012 and $43.1 million at June 30, 2013.  Sales of foreclosed properties for the nine months ended September 30, 2013 totaled $8.7 million while new foreclosed properties totaled $6.2 million.  At September 30, 2013, the book value of properties under contracts to sell was $4.3 million; however, the closings had not occurred at quarter-end.

Net loan charge-offs for the quarter ended September 30, 2013 were $1.7 million, or 0.26% of average loans annualized, compared to $2.9 million, or 0.45%, experienced for the third quarter 2012 and $3.5 million, or 0.54%, for the second quarter 2013.  Of the total net charge-offs for the quarter, $0.7 million were in commercial loans, $0.5 million were in indirect auto loans, and $0.3 million were in residential real estate mortgage loans.  Year-to-date net charge-offs were $6.6 million, or 0.34%, compared to $6.5 million, or 0.34%, for the nine months ended September 30, 2012.  Allocations to loan loss reserves were $2.1 million for the quarter ended September 30, 2013 compared to $2.9 million for the quarter ended September 30, 2012 and $3.7 million for the quarter ended June 30, 2013.  Our loan loss reserve as a percentage of total loans outstanding has remained at 1.30% from September 30, 2012 to September 30, 2013.

Recent Form 8-K Filing

On October 11, 2013, CTBI filed an 8-K to disclose that the Federal Reserve has made requests for information and is currently investigating Community Trust Bank’s (“CTB”) overdraft fee assessment methodology.  On October 7, 2013, representatives of the Federal Reserve informed CTB that Federal Reserve staff is recommending that the Federal Reserve Division of Consumer and Community Affairs cite CTB for a violation based on an unfair and deceptive practice.  CTBI continues to believe that CTB’s practices are neither unfair nor deceptive and are consistent with methodologies prevalent in the banking industry.  If the Federal Reserve takes such action, it would likely result in material adverse consequences to CTBI and its affiliates.  Such adverse consequences may be material to the financial position of CTBI or its results of operations.  CTBI expects to recognize an accrual against earnings with respect to this matter, but cannot reasonably estimate the amount of such accrual until additional information is received from the Federal Reserve.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. CTBI’s actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as "believe," "expect," "anticipate," "intend," "estimate," "may increase," "may fluctuate," and similar expressions or future or conditional verbs such as "will," "should," "would," and "could." These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, the performance of coal and coal related industries, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption by CTBI of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $3.6 billion, is headquartered in Pikeville, Kentucky and has 71 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2013
(in thousands except per share data and # of employees)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income	$37,455	$36,783	$38,450	$111,014	$115,631
Interest expense	3,305	3,441	5,404	10,325	17,260
Net interest income	34,150	33,342	33,046	100,689	98,371
Loan loss provision	2,129	3,661	2,919	7,349	6,504

Gains on sales of loans	653	755	660	2,805	1,982
Deposit service charges	6,349	6,182	6,038	18,298	17,865
Trust revenue	2,005	2,023	1,734	6,028	5,169
Loan related fees	1,088	1,496	631	3,532	2,528
Securities gains	(23)	(8)	-	(31)	819
Other noninterest income	1,999	2,826	1,775	6,633	5,651
Total noninterest income	12,071	13,274	10,838	37,265	34,014

Personnel expense	13,248	13,214	13,285	39,444	38,500
Occupancy and equipment	2,865	2,960	2,926	8,730	8,551
FDIC insurance premiums	624	637	643	1,863	1,913
Amortization of core deposit intangible	53	53	53	160	160
Other noninterest expense	8,801	9,123	8,906	27,680	26,587
Total noninterest expense	25,591	25,987	25,813	77,877	75,711

Net income before taxes	18,501	16,968	15,152	52,728	50,170
Income taxes	5,848	5,026	4,943	16,313	15,860
Net income	$12,653	$11,942	$10,209	$36,415	$34,310

Memo: TEQ interest income	$37,905	$37,230	$38,922	$112,356	$117,007

Average shares outstanding	15,594	15,565	15,491	15,566	15,450
Diluted average shares outstanding	15,688	15,641	15,555	15,647	15,501
Basic earnings per share	$0.81	$0.77	$0.66	$2.34	$2.22
Diluted earnings per share	$0.81	$0.76	$0.66	$2.33	$2.21
Dividends per share	$0.320	$0.315	$0.315	$0.950	$0.935

Average balances:
Loans	$2,596,805	$2,566,536	$2,542,832	$2,572,096	$2,547,890
Earning assets	3,372,755	3,393,342	3,371,420	3,386,571	3,348,807
Total assets	3,638,742	3,665,249	3,650,422	3,654,547	3,635,890
Deposits, including repurchase agreements	3,121,466	3,139,180	3,145,049	3,132,032	3,138,332
Interest bearing liabilities	2,578,567	2,597,011	2,611,981	2,591,766	2,614,379
Shareholders' equity	405,043	407,203	395,902	405,930	385,526

Performance ratios:
Return on average assets	1.38%	1.31%	1.11%	1.33%	1.26%
Return on average equity	12.39%	11.76%	10.26%	11.99%	11.89%
Yield on average earning assets (tax equivalent)	4.46%	4.40%	4.59%	4.44%	4.67%
Cost of interest bearing funds (tax equivalent)	0.51%	0.53%	0.82%	0.53%	0.88%
Net interest margin (tax equivalent)	4.07%	3.99%	3.96%	4.03%	3.98%
Efficiency ratio (tax equivalent)	54.80%	55.21%	58.19%	55.89%	56.95%

Loan charge-offs	$2,519	$4,115	$3,664	$8,822	$8,997
Recoveries	(802)	(662)	(800)	(2,241)	(2,511)
Net charge-offs	$1,717	$3,453	$2,864	$6,581	$6,486

Market Price:
High	$41.54	$36.60	$36.92	$41.54	$36.92
Low	$35.80	$32.15	$33.15	$32.15	$29.13
Close	$40.59	$35.62	$35.53	$40.59	$35.53

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2013
(in thousands except per share data and # of employees)

	As of	As of	As of
	September 30, 2013	June 30, 2013	September 30, 2012
Assets:
Loans	$2,616,365	$2,584,801	$2,551,537
Loan loss reserve	(34,013)	(33,601)	(33,189)
Net loans	2,582,352	2,551,200	2,518,348
Loans held for sale	768	2,991	771
Securities AFS	663,916	687,362	621,230
Securities HTM	1,662	1,662	1,662
Other equity investments	30,559	30,559	30,558
Other earning assets	46,156	63,071	153,663
Cash and due from banks	74,252	56,100	59,480
Premises and equipment	51,898	52,703	55,068
Goodwill and core deposit intangible	66,234	66,287	66,447
Other assets	126,057	126,316	134,304
Total Assets	$3,643,854	$3,638,251	$3,641,531

Liabilities and Equity:
NOW accounts	$26,889	$28,191	$22,200
Savings deposits	864,073	874,800	848,068
CD's >=$100,000	627,347	641,979	647,433
Other time deposits	739,179	752,752	794,159
Total interest bearing deposits	2,257,488	2,297,722	2,311,860
Noninterest bearing deposits	616,796	624,451	599,984
Total deposits	2,874,284	2,922,173	2,911,844
Repurchase agreements	214,755	204,735	218,511
Other interest bearing liabilities	106,590	76,763	71,634
Noninterest bearing liabilities	39,548	34,236	43,445
Total liabilities	3,235,177	3,237,907	3,245,434
Shareholders' equity	408,677	400,344	396,097
Total Liabilities and Equity	$3,643,854	$3,638,251	$3,641,531

Ending shares outstanding	15,698	15,665	15,604
Memo: Market value of HTM securities	$1,614	$1,621	$1,664

30 - 89 days past due loans	$23,274	$16,507	$21,539
90 days past due loans	25,133	22,562	15,928
Nonaccrual loans	17,131	19,012	18,098
Restructured loans (excluding 90 days past due and nonaccrual)	42,630	42,181	28,493
Foreclosed properties	42,481	43,080	55,551
Other repossessed assets	-	-	25

Tier 1 leverage ratio	11.29%	11.01%	10.51%
Tier 1 risk based ratio	15.71%	15.52%	14.86%
Total risk based ratio	16.96%	16.77%	16.12%
Tangible equity to tangible assets ratio	9.57%	9.35%	9.22%
FTE employees	1,026	1,045	1,032

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
September 30, 2013
(in thousands except per share data and # of employees)

Community Trust Bancorp, Inc. reported earnings for the three and nine months ending September 30, 2013 and 2012 as follows:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Net income	$12,653	$10,209	$36,415	$34,310

Basic earnings per share	$0.81	$0.66	$2.34	$2.22

Diluted earnings per share	$0.81	$0.66	$2.33	$2.21

Average shares outstanding	15,594	15,491	15,566	15,450

Total assets (end of period)	$3,643,854	$3,641,531

Return on average equity	12.39%	10.26%	11.99%	11.89%

Return on average assets	1.38%	1.11%	1.33%	1.26%

Provision for loan losses	$2,129	$2,919	$7,349	$6,504

Gains on sales of loans	$653	$660	$2,805	$1,982